EXHIBIT 15



 Denbury Resources Inc.:

 We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Denbury Resources Inc. for the periods ended March 31, 2002 and 2001, as indicated in our report dated May 10, 2002, because we did not perform an audit, we expressed no opinion on that information.

 We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 is being incorporated by reference in this Registration Statement.

 We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


 /s/ DELOITTE & TOUCHE LLP

 Dallas, Texas
 June 12, 2002
















                                     EX 15-1